Exhibit T3A-32.1

PURPOSE – NAME – REGISTERED OFFICE – DURATION

Article 1. A private limited company (société à responsabilité limité) is hereby created, which shall be governed by the laws relating to such an entity (hereinafter referred to as the “Company”), and in particular by Section XII of the law of 10 August 1915 on commercial companies, as amended (hereinafter referred to as the “Law”), as well as the present articles of association of the Company (hereinafter referred to as the “Articles of Association”), which specify in Articles 7, 10, 11 and 14 the exceptional rules applying to a single-member société à responsabilité limitée.

Article 2. The purpose of the Company shall be to carry out any and all transactions entailing, directly or indirectly, the acquisition of an interest and/or equity stake in any and all companies in general, as well as the administration, management, control and development of these stakes and their financing.

The Company may, in particular, invest in real estate, including property investment companies, establish, manage, develop and dispose of its assets, irrespective of their composition, particularly but not exclusively, its securities portfolio, participate in the creation, development and control of any company in general, through investment, subscription, guarantee, exercise of an option, securities or other intellectual rights, the realization thereof, transfer, exchange, or any other manner, receive or grant licences to intellectual rights and grant to companies, in which the Company has a direct or indirect shareholding interest, to affiliated companies, and to any company belonging to the same group, every form of support, including financial aid, loans, advances and guarantees.

In a general manner, it may take all surveillance and control measures and carry out all such financial, commercial and industrial operations as it shall deem useful for the attainment or development of its purpose.

Article 3. The Company shall be incorporated for an unlimited period of time.

Article 4. The company shall be called “DIGICEL FRENCH CARIBBEAN HOLDINGS, S.à r.l.” Article 5. The registered office shall be established in the municipality of Luxembourg.

The registered office may be transferred to any other place in the Grand Duchy of Luxembourg by a resolution of the extraordinary general meeting of shareholders deliberating in the same way as for amendments to the Articles of Association.

The address of the registered office may be moved within the municipality by decision of the manager(s).

SHARE CAPITAL – SHARES

Article 6. The share capital shall be fixed at thirty-seven thousand euros (EUR 37,000) represented by one thousand four hundred and eighty (1,480) shares, with a nominal value of twenty-five euros (EUR 25) each.

Article 7. The capital may be modified at all times by a resolution of the general meeting of shareholders or by decision of the sole shareholder, in accordance with Article 15 of these Articles of Association.

Article 8. Each share shall entitle the holder to a fraction of the Company’s assets and profits, in direct proportion to the number of existing shares.

Article 9. The shares shall be indivisible in regard to the Company, so that only one owner shall be accepted per share. Joint owners of shares shall designate one person to represent them vis-à-vis the Company.

Article 10. If there is only one shareholder, the shares held by this shareholder shall be freely transferable.

If there are several shareholders, the shares held by each of the shareholders shall be transferable only pursuant to the provisions of Article 189 of the Law.

Article 11. The Company shall not be dissolved following the death, suspension of civic rights, insolvency or bankruptcy of one of the shareholders or the sole shareholder.

MANAGEMENT

Article 12. The Company shall be managed by one or several managers. If several managers are appointed, they shall form a board of managers composed of two classes of managers (class A managers and class B managers) and shall include at least one manager from each class. The manager(s) may but need not be shareholders. The managers may be removed at all times, with or without cause, by resolution of the shareholders who hold the majority of the votes.

In relations with third parties, the sole manager / board of managers shall be vested with the broadest powers to act in the name of the Company and to carry out and approve all acts and operations in accordance with the corporate purpose, provided that the terms of this article have been met.

All powers not expressly reserved for the general meeting of shareholders by the Law, or the Articles of Association shall fall under the purview of the manager or, if there are several managers, the board of managers.

The Company shall be bound by the signature of its sole manager or, if there are several managers, by the joint signature of a class A Manager and a class B Manager, or the sole signature of any person to whom such powers to sign have been delegated by the sole manager / board of managers.

If there are several mangers, resolutions of the board of managers shall be adopted by majority of the managers present or represented comprising at least a class A Manager and a class B Manager.

The board of managers may deliberate and act validly only if at least the majority of managers is present or represented at the meeting of the board of managers. This majority must include at least one class A manager and one class B manager.

The board of managers shall meet upon being convened by one of the managers at the place indicated in the notice of meeting.

A written notice convening a meeting shall be given to all managers at least twenty-four hours before the scheduled date for the meeting.

Any manager may be represented at any meeting of the board of managers by appointing another manager as his proxy in writing or by cablegram, telegram, telex, or fax. A manager may represent several of his colleagues.

The powers and remuneration of any managers appointed subsequently in addition to or replacement of the first managers shall be defined in the instrument of appointment.

The use of video or telephone conference equipment shall be authorized, insofar as each attending manager can hear – and be heard by – all the other participants using this technology. They shall then be considered present and authorized to vote by video or telephone.

The board of managers may unanimously pass resolutions by circular means when expressing its approval by means of one or more documents, or by cablegram, telegram, telex, fax or other such means of communication, to be confirmed in writing, which shall together evidence the adoption of the resolution.

Article 13. The members of the board of managers shall not undertake, in their official capacity, any personal obligations relating to the commitments regularly undertaken by them in the name of the Company.

DECISIONS OF THE SHAREHOLDERS

Article 14. The sole shareholder shall exercise the powers granted to the general meeting of shareholders by the Articles of Association.

If there are several shareholders, each shareholder may take part in the collective decisions, irrespective of the number of shares each shareholder holds. Each shareholder shall have voting rights in proportion to the number of shares each shareholder holds. Collective decisions shall be taken validly only if adopted by shareholders who hold more than half of the share capital.

However, resolutions amending the Company’s Articles of Association may be adopted only by a majority of shareholders who hold at least three-fourths of the share capital, as required by the Law.

ISSUE OF CONVERTIBLE PREFERRED EQUITY CERTIFICATES AND PREFERRED EQUITY CERTIFICATES

Article 15. The Company may issue convertible preferred equity certificates (certificats d’investissement convertibles) or preferred equity certificates (certificats d’investissement non convertibles) relating to its share capital.

Certificates issued by the Company may be reimbursed early or redeemed by the Company.

FINANCIAL YEAR – ANNUAL ACCOUNTS

Article 16. The financial year shall begin on the first of April and close on the thirty-first of March of each year.

Article 17. The Company’s annual accounts shall be drawn up each year at the end of the financial year, and the manager(s) shall prepare an inventory comprising an indication of the Company’s assets and liabilities.

Every shareholder may peruse said inventory and balance sheet at the registered office.

Article 18. The Company’s net profit shall consist of the remainder from gross profits reported in the annual accounts after deduction of overheads, depreciation and charges. Five percent (5%) of this profit shall be appropriated to form the legal reserve, until it reaches ten percent (10%) of the share capital. The balance of the net profit may be distributed to the shareholders in proportion to their stake in the Company’s capital.

DISSOLUTION - LIQUIDATION

Article 19. When the company is dissolved, it shall be liquidated by one or several liquidators, who may but need not be shareholders, appointed by the shareholders who shall define their powers and compensation.

A sole shareholder may decide to dissolve the Company and liquidate it, taking personal responsibility for all known and unknown assets and liabilities of the Company.

APPLICABLE LAW

Article 20. All matters not governed by these articles of association shall be determined in accordance with the Law.

 3